
AIRSTRIP
PHASE 1
LEGEND
MINING EXPLOITATION
WITH SHRINKAGE CHAMBERS
(STORED ORE)



A HISTORIC AREA IS EMERGING AS A NEW MINE



AT THE BUCKREEF SHEAR ZONE

Filed pursuant to Rule 433
Issuer Free Writing Prospectus Dated
March 9, 2020
Registration Statement No.: 333-226949

Cautionary Note

Tanzanian Gold Corporation "Tanzanian Gold", has taken all reasonable care in producing and publishing information contained in this presentation. Tanzanian Gold does not warrant or make any representations regarding the use, validity, accuracy, completeness or reliability of any claims, statements or information in this presentation. The information is not a substitute for independent professional advice before making any investment decisions. Furthermore, you may not modify or reproduce in any form, electronic or otherwise any information in this presentation. Peter Zizhou, P.Geo is the Qualified Person as defined by the NI 43-101 who has reviewed and assumes responsibility for the technical content of this presentation. Certain information contained in the presentation has been obtain from the Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania, East Africa as filed with the SEC and on Sedar and the information contained in this presentation is qualified in its entirety to the Technical Report.

The Toronto Stock Exchange and NYSE American have not reviewed the information on our website and do not accept responsibility for the adequacy or accuracy of it.
Forward-Looking Statements

This presentation contains certain forward-looking statements as defined in the applicable securities laws. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "hopes", "intends", "estimated", "potential", "possible" and similar expressions, or statements that events, conditions or results "will", "may", "could" or "should" occur or be achieved. Forward-looking statements relate to future events or future performance and reflect Tanzanian Gold management's expectations or beliefs regarding future events and include, but are not limited to, statements with respect to the estimation of mineral reserves and resources, success of mining operations, the timing and amount of estimated future production, and capital expenditure.

Although Tanzanian Gold believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. The actual achievements of Tanzanian Gold or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors. These risks, uncertainties and factors include general business, legal, economic, competitive, political, regulatory and social uncertainties; actual results of exploration activities and economic evaluations; fluctuations in currency exchange rates; changes in costs; future prices of gold and other minerals; mining method, production profile and mine plan; delays in exploration, development and construction activities; changes in government legislation and regulation; the ability to obtain financing on acceptable terms and in a timely manner or at all; contests over title to properties; employee relations and shortages of skilled personnel and contractors; the speculative nature of, and the risks involved in, the exploration, development and mining business. These risks are set forth under Item 3.D in Tanzanian Gold's Form 20-F for the year ended August 31, 2019, as amended, as filed with the SEC.

The information contained in this presentation is as of the date of the presentation and Tanzanian Gold assumes not duty to update such information.

Cautionary note to U.S. Investors

US Investors are cautioned that the reserve estimates disclosed in this presentation have been calculated pursuant to Canadian standards, and may not be considered "reserves" by the U.S. Securities and Exchange Commission ("SEC"). The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Tanzanian Gold uses certain terms in this presentation, such as "inferred" or "indicated" resources which the SEC guidelines prohibit U.S. registered companies from including in their filings with the SEC.

U.S. investors are cautioned not to assume that any part or all of the mineral deposits identified as an "indicated mineral resource", "measured mineral resource" or "inferred mineral resource" will ever be converted to reserves as defined in NI 43-101 or SEC Industry Guide 7.

For clarification, we do not own nor control properties that contain "Proven (Measured) Reserves" or "Probable (Indicated) Reserves" as defined by SEC securities regulations.

That Was Then……



Buckreef Mine Shaft, circa 1980's

- 1965-1968 regional exploration by UN rediscovers qtz veins
- 1970 evaluation by GeoMin of Romania
- 1970-73 underground development near small open pit.
- 1978-81 formal production started at 120t/d
- During 10 years (1982-1992) mine produced 12,000oz from 120,000 tons.
- World Bank review in 1988 found numerous problems.
- 1990 u/g mine was shut and flooded.
- 100% of Buckreef Gold Company (BGC) was owned by Staminco.
- 2011 TRX acquired majority in BGC-JV; Staminco retained 45% right to future profits after TRX recovers all investments.

1,200m Of Gold Mineralization, Still Open

New surface map (the first one ever produced) shows 1,200 m (3,937 feet) of continuous gold mineralization in the Buckreef Shear Zone

Data for Buckreef Sheer Zone model from almost 1,000 holes that drilled over 140,000 meters.

Gold mineralization still open to the northeast, and down dip.



NorthEast Extension
Main Zone
South Zone
LEGEND
DD_2019 drill holes
RC_2019 drill holes
Mineralization envelope
Shear Zone
Faults
Mineralization Geology-Resource Model
Mylonite_UAR
Granite
Porphyry_Undifferentiated
Gabbroic Basalt
Sheared Basalt
Mafic Basalt
Tanzam 2000
Buckreef Gold Project
Surface Geology Map
Mnekezi Area
Geita District
Tanzania
metres

Buckreef Head Shaft

The Largest Drill Program In Our History

- The 2019 drilling program is the largest drilling program in the Company's history.
- Total drilled for Phase I and Phase II amounts to 17,650m. This is 57,906 ft or approximately 11 miles.
- In addition, the Company started a grade control drilling program



In	Holes	Meters drilled
DD	8	8,042.34
RC PRECOLLAR	15	2,713.00
RC	43	6,733.00
MET (DD)	1	162.10
Total Phase I & II	**60**	**17,650.44**
Grade Control (RC)	**79**	**1,975.00**
		19,625.44

Phase III: Will Test Underground Potential



- Below Open Pit
- Below Phase II
- Three sections selected
- Drilling has started
- Results from first hole



Well Below Phase II (Ultra-Deep)


L22
L20
L19
L16
L13
L12
L9
South Pit
LEGEND
All Buckreef drill holes
Open pit Outlines
Altered Rock
Granite
Felsic Porphyry
Sheared Basalt
Mafic Basalt

Phase III will test the continuity of mineralized structures from surface – through the open pit – below the open pit bottom – and below drilling from Phase II.

<u>From 464.3 – 503m:</u>
38.7m @ 5.2 g/t
- 3m @ 7.8 g/t
- 8m @ 11.5 g/t
  - 4m @ 18.1 g/t
- 3m @ 9.2 g/t

<u>From 360 - 421.9m:</u>
13m @ 4.6 g/t
- 2.5m @ 21.7g/t
  - 1m @ 50.5 g/t


1200 Elev
800 Elev
400 Elev
Revised Section
991250 E
991650 E

"Finding Needle In a Haystack"

- All Phase III holes are started with RC rigs ; can drill up to 180m the stronger DDH rigs
- The first Phase III hole encountered:

1. A mineralized zone at shallower depths:
   - ✓ 48m @ 1.5 g/t Au starting at 32m,including
     - ✓ 4.0m @ 2.5 g/t Au at 35m;
     - ✓ 16.0m @ 3.7 g/t Au, including
       - ✓ 1.0m @ 16 g/t Au at 45 m
       - ✓ 5.0m @ 6.6g/t Au at 50m, including
         - ✓ 1.0m @ 16.8 g/t Au at 51m

2. A second mineralized zone much deeper:
   - ✓ 13.4m @ 3.4 g/t Au from 617.3m to 630.4m, including
     - ✓ 8.0m @ 4.9 g/t Au from 622m, including
       - ✓ 1.0m @ 6.3 g/t Au at 622m
       - ✓ 1.0m @ 6.1 g/tAu at 624m

NOTE: The drill hole only intersected a slice of the target . A deeper hole on the same Line should confirm the full extent of the Mineralized Zone



1200 Elev
800 Elev
400 Elev
Revised Section

Powerful 3D Analytics From New Model





Screen shots from rotating 3D image showing minor dislocation of mineralization by a late dyke and confirming that deeper extensions of mineralized zones are still intact as well as best location for a Phase III hole below the dyke .



High Grade Oxide Stand Alone Operation


PFS open pit with main oxide mineralized structures
N


390900
391200
391500
391800
9658500
9658200
9657900



Oxide resources at or close to surface contain less than 1% of the gold in the PFS open pit. More suitable to be treated by a separate smaller plant.

Grade Control Drilling Well Advanced

<u>Grade Control Statistics</u>

Phase 1   3,325m completed
Phase 2   <u>3,152m</u> completed
              6,475m
Phase 3   5,000m planned

<u>Data Entry: </u>Phase 1 grades 8-22% higher than wider spaced Resource Model grades


Katoro - Rwamagaza Road
AIRSTRIP (To be shifted)
PHASE 3
PHASE 1



TWO RIGS ON GRADE CONTROL DRILLING







GENERAL ARRANGEMENT FOR OXIDE PIT

- 1.23 km – Oxide Pit to Rom Pad
- 0.81km - Oxide Pit to Waste Dump
- 0.72km – Oxide Pit to Topsoil dump
- Between 50cm to over 1m red soil across Oxide Pit area
- 37,000sqm - Clearance Oxide Pit area



Leach pads
Rom pad
Public road
Starter pit clearance area
Waste dump
Topsoil dump
391000 E
391500 E
390500 E
9658000 N
9657500 N

Mining Contract Awarded


BUCK REEF GOLD CO

P.O. BOX 3

Plot Number 16 Hou

Mkadini Road, C

DAR ES SALAAM,

DATE-22nd Febru

lanaging Director,

EMA BUILDERS Company Limited,

.O. BOX 3028,

MWANZA,

ANZANIA.

E: Notification of Award as winning bidder for the m

line in Katoro, Geita Region, Tanzania.

ear Sir/Madam

lease refer to the heading above.

lease be informed that your bid/proposal for the pro
ervices contract to Buckreef Gold Mine was
xternal adjudication results by the Buckreef
irectors and finally by the Consent and app
f the Mining Commission.

Ve hereby write to you as the winner of the
o commence on table contract negotiations
etter.

hank you and congratulations once again fo

or and on behalf of:

uckreef Gold Company Limited

Pius Dominick

Executive Director





FEMA Construction awarded Contract
- ✓ Public tender with Local Content Rules
- ✓ Adjudication results approved by BGC Committee and Board; and by Mining Commission

Negotiations on detailed terms of contract underway, winner already on site
- ✓ Site preparations; roads & pads, etc
- ✓ Rom Pad for multiple Ore Stockpiles
- ✓ Waste Stockpile
- ✓ Blasting and drilling if required

Initial focus to mine and stockpile up to 1.0m tons of high grade oxide ore and waste

Site Preparation Well Advanced;



Site Clearance





Top Soil Dump



Rom Pad Compacted



Fuel Tank Arriving

Oxide Mine & Oxide Plant Tenders Completed



Stockpiles of oxide ore. Previous plant site in background





Oxide plant will treat approx.15 tph ore. Flow sheet will be conventional Gravity-Cyanide Leaching CIL with cyclones and centrifuges. Metallurgical testing has indicated potential for high recoveries. Plant could incorporate parts from earlier test plant.

Oxide Plant In Two Stages





Nesh-Mintech has been selected to construct a smaller plant using equipment already at site.

This plant will be used for testing material handling
and liquid densities in CIL tanks

Initial target gold production May 1, 2020

Following testing period plant will be scaled up to 15 tph capacity

Rock Stress Testing Has Started

Drill Hole ID	From (m)	To (m)	Lithology	Test 1
BMDD062	265.73	265.92	Porphyry	UCS+Elastic Properties
BMDD062	269.31	269.56	Porphyry	UCS+Elastic Properties
BMDD062	260	260.2	Porphyry	UCS+Elastic Properties
BMDD219	486	486.25	Basalt	UCS+Elastic Properties
BMDD219	486.6	486.85	Basalt	UCS+Elastic Properties
BMDD219	487.5	487.75	Basalt	UCS+Elastic Properties
BMDD219	491	491.22	Basalt	UCS+Elastic Properties
BMDD219	494.7	495	Basalt	UCS+Elastic Properties
BMDD221	460.05	460.28	Dolerite	UCS+Elastic Properties
BMDD221	463.1	463.35	Dolerite	UCS+Elastic Properties
BMDD221	508.9	509.12	Dolerite	UCS+Elastic Properties
BMDD221	509.5	509.8	Dolerite	UCS+Elastic Properties
BMDD222	114.49	114.71	Granite	UCS+Elastic Properties
BMDD222	117.75	118	Granite	UCS+Elastic Properties



Samples ready for shipment



In pit and below pit sampled at various depths. Tests will provide data for open pit design and for conceptual stope design for below pit bottom

MET Holes To Confirm New Flow Sheet



0.20 <= Au < 0.60
0.60 <= Au < 1.50
1.50 <= Au < 4.00
4.00 <= Au < 8.00
8.00 <= Au < 20.00
20.00 <= Au < 417.50
20 m

Focus of current metallurgical testing is on final feasibility plant design to treat primary resources in openpit, and below pit bottom. Basis of plant design is double capacity of plant in PFS. Three holes completed, core being sent to Lakefield for testing.

Two Choices



Final pit limit
Optimal transition depth
Crown pillar
Underground mining layout

Figure 1—A schematic of the transition problem from open-pit to underground mining



The Company will soon be facing two choices for the path ahead.

- Make the current project better, or
- Change the scope to include open pit and underground mining





Change Scope

Make It Better



Tanzanian Gold Corporation (the "Company"), has filed a registration statement on Form F-3, including a prospectus, with the Securities and Exchange Commission (the "SEC"), for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-844-364-1830 (calling this number is not toll-free outside the United States) or by emailing [illegible]. You may also access the Company's prospectus through the following link: https://www.sec.gov/Archives/edgar/data/1173643/000117184318006193/ff3_082018.htm